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                                                                     Exhibit 2.2

                            CONFIDENTIALITY AGREEMENT


DATE:    November 23, 1999

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
PARTIES:   SPEEDFAM-IPEC Inc.,                                       ("Seller")
           An Illinois corporation

           FUJIMI INCORPORATED,                                       ("Buyer")
           a Japanese corporation
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RECITALS:

     A. Pursuant to a Stock Purchase Agreement dated November 23, 1999 (the "Purchase Agreement"), Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller one thousand (1,000) shares of common stock of Fujimi Corporation, an Illinois corporation (the "Company") which constitutes all of Seller's interest in the Company.

     B. As a condition to closing the sale, Seller and Buyer are obligated to enter into this Confidentiality Agreement.

AGREEMENT:

         In consideration of the covenants set forth below, and in further consideration of the payment of One Hundred Thousand Dollars ($100,000) paid by Buyer to Seller, receipt and sufficiency for which is hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITION OF CONFIDENTIAL INFORMATION

         "Confidential Information" shall be deemed to include all notes, analyses, compilations, studies, procedures, technical information, customer lists, products each customer is purchasing from the Company, price lists, chemical components of any abrasive/polishing compound manufactured by Buyer and/or any of its affiliates, and other trade secrets, whether or not in writing, relating to the operations and business of the Company. Confidential Information does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure or its affiliates; (ii) was within Seller's possession prior to its ownership of any equity interest in the Company; (iii) becomes available to Seller on a non-confidential basis from a source other than the Company, Buyer or any of their affiliates, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company, Buyer, any of their respective affiliates or any other party with respect to such information; (iv) is developed by Seller


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independently of the Confidential Information or (v) is approved for release by written authorization of the Company or Buyer.

SECTION 2. SELLER'S COVENANTS

         Seller hereby covenants and agrees that for a period of five (5) years from the date of this Agreement:

         (1) That neither it nor its affiliates will disclose any of the Confidential Information in any manner whatsoever unless either the Company or Buyer has given its prior written consent.

         (2) That it will use its best efforts to prevent any affiliate or any officer, director, employee or agent of either Seller or an affiliate to breach the terms of this Agreement and shall make all reasonable efforts to assure that such individuals and/or entities comply with the same standards of confidentiality as bind Seller pursuant to this Agreement.

         (3) That notwithstanding the above, in the event Seller or its affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, Seller shall provide Buyer with prior written notice as is practical under the circumstances of any such request or requirement so that Buyer may take whatever action it deems appropriate. If Seller or any of its affiliates is legally compelled to disclose the Confidential Information to any tribunal or is requested by any governmental regulatory organization to provide the Confidential Information, it or its affiliate may, without liability hereunder, disclose to such tribunal or governmental regulatory organization only that portion of the Confidential Information which it is legally required to disclose or that is requested by any governmental regulatory organization, as the case may be, provided that Seller or its affiliates must exercise their best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Buyer as the Buyer may reasonably request.

SECTION 3. ENFORCEMENT

         It is recognized that, in the event of breach of covenants of Seller, damage to Buyer would be difficult if not impossible to ascertain. It is therefore agreed that Buyer, in addition to and without limiting any other remedy or right that it may have, shall have the right to an injunction against Seller and/or its affiliates, as the case may be, issued by a court of competent jurisdiction enjoining such breach.

SECTION 4. LITIGATION

         If any suit or action (including any appeal) is brought to enforce this Agreement, the prevailing party shall be entitled to receive from the other party reasonable attorney fees and costs incurred in such litigation, including any appeals.


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SECTION 5. SEVERABILITY

If any provision of this Agreement is deemed to be illegal or otherwise void, invalid, or unenforceable, the provision shall be disregarded and the remainder of this Agreement without that provision shall not be affected and shall remain in full force and effect.

SECTION 6. GOVERNING LAW

         This Agreement shall be construed and enforced in accordance with and under the laws of the state of Illinois.

         IN WITNESS WHEREOF, the Seller and Buyer have caused this Agreement to be executed by their duly authorized representatives, all as of the date first above written.

                                     SELLER:

                                     SPEEDFAM-IPEC Inc.


                                     By:  /s/
                                         ------------------------------------
                                             James N. Farley, Co-Chairman



                                     BUYER:

                                     FUJIMI INCORPORATED


                                     By:  /s/
                                         ------------------------------------
                                             I. Koshiyama, Chairman








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